Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199236) pertaining to the Second Amended and Restated 2010 Incentive Plan and 2014 Incentive Award Plan of Wayfair Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of Wayfair Inc. and the effectiveness of internal controls over financial reporting over Wayfair Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2016